Exhibit 99.1

REALNETWORKS TEAMS UP WITH VERIZON
Leader in multimedia stories brings innovative digital photo and video experience to Verizon Cloud users

SEATTLE, November 5, 2015 -- RealNetworks® (NASDAQ: RNWK), the leader in video, announced today that it is collaborating with Verizon (NYSE, NASDAQ: VZ) to allow the mobile carrier to offer its customers the ability to easily share, transfer and create digital memories with RealNetworks’ newest video app, RealTimes®. Under the terms of the agreement, RealTimes will be available to millions of Verizon Android and iOS Verizon Cloud users beginning today.

RealTimes, initially released in May 2015, solves two of the biggest problems consumers face today: too many photos and videos, and not enough time to organize and share them. RealTimes automatically picks the best moments from a consumer’s photo and video camera roll - that big soccer goal or baby’s first birthday - and automatically and instantly creates an engaging RealTimes Story. Users can customize RealTimes Stories by rearranging clips and photos, changing the duration, and adding filters and personal soundtracks. RealTimes Stories are fun to watch and can easily be shared - recipients don’t even need the app to view the Stories.

“The tide is turning in how consumers engage with multimedia stories,” said Mike Mulica, President of Worldwide Sales and Business Development at RealNetworks. “With smartphones increasingly becoming the camera of choice, consumers simply don’t have the time to manually organize, edit and share their massive collection of digital photos and videos. Our collaboration with Verizon underscores the need for mobile carriers to deliver the highest quality video and photo experiences to consumers everywhere. This is the first of many initiatives that we anticipate as we seek to make RealTimes broadly available to mobile carriers around the world.”

RealTimes will come integrated in the Verizon Cloud. When opening the Verizon Cloud app, users will see a tab within “Photos and Videos” titled “Stories” in which they can click and begin to create their own personal montages with the RealTimes app. They will also have their photos and videos from their camera roll organized into “Smart Albums” - albums automatically created based on events and locations of where and when the photos were taken. Since Stories and Smart Albums will be stored in the Verizon Cloud users can access them anytime and anywhere.

In addition to RealTimes Stories, the RealTimes all-in-one app is loaded with features for getting the most out of your personal media. Verizon Cloud users now have access to the following features in the RealTimes app:

•	Manage and enjoy your entire photo and video collection with one app

•	Add photos and videos to the app automatically when auto upload is enabled

•	Easily share all of your personal videos of any length and photos publicly or privately - recipients do not need the RealTimes app to be able to view the media shared

•	Safely store your precious family memories in the cloud and access them across all your devices

•	Automatically organize all your photos and videos into a timeline by date and location making them easy to access and view

•	View video and photos across your devices - TV, tablet, smartphone or PC - with the highest quality video possible and automatically formatted for each device

•	Upload photos and videos to one account from multiple devices making it easy to manage and enjoy your entire video and photo collection in one place

•	Notify invited friends and family automatically when new photos, videos, and Stories are added to Smart Albums

For $1.99 a month, Verizon Cloud subscribers can enjoy access to all music tracks, all filters/effects for videos and unlimited video duration.

For more information on RealTimes, please visit Real.com. Additional information on Verizon Cloud is available here.

About RealNetworks
RealNetworks creates innovative products and services that make it easy for people to connect with and enjoy digital media. RealNetworks invented the streaming media category and continues to connect consumers with their digital media both directly and through partners, aiming to support every network, device, media type and social network. Find RealNetworks corporate information at www.realnetworks.com.

RealNetworks and its respective logos are trademarks, registered trademarks, or service marks of RealNetworks. Other products and company names mentioned are the trademarks of their respective owners.

About RealTimes
RealTimes helps bring your memories to life by automatically and instantly creating video montages from your photo and video collection on your smartphones. You can customize these RealTimes Stories with your own music and titles, and share them with friends and family either privately or through social media. RealTimes also lets you safely store all of your media and RealTimes Stories in a secure cloud that you can access from any device or computer, anytime so your moments are always with you.

About Verizon
Verizon Communications Inc. (NYSE, Nasdaq: VZ) employs a diverse workforce of 177,900 and generated more than $127 billion in 2014 revenues. Verizon Wireless operates America's most reliable wireless network, with 110.8 million retail connections nationwide. Headquartered in New York, Verizon also provides communications and entertainment services over America's most advanced fiber-optic network, and delivers integrated business solutions to customers worldwide. For more information, visit www.verizon.com/news/.

Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties, including statements relating to the partnerships and the market for the RealNetworks RealTimes product, and expectations regarding its functionality, usability, and availability. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements. Actual results may differ materially from the results predicted. Factors that could cause actual results to differ from the results predicted include technological factors, consumer acceptance, and competitive factors such as the emergence of new entrants in the market. More information about potential risk factors that could affect RealNetworks' business is included in RealNetworks' annual report on Form 10-K for the most recent year ended December 31, its quarterly reports on Form 10-Q and in other reports and documents filed by RealNetworks from time to time with the Securities and Exchange Commission. The company assumes no obligation to update any forward-looking statements or information, which are in effect as of their respective dates.